                                 Exhibit 99.1

                       JOINT FILERS' NAMES AND ADDRESSES

1.  Laurel Road, LLC
2.  Laurel Road II, LLC
3.  Oakmont Corporation

The business address for each of the above reporting persons is:
865 South Figueroa Street
Suite 700
Los Angeles, CA 90017